Exhibit 99.1

                 Family Dollar Reports February Sales


    MATTHEWS, N.C.--(BUSINESS WIRE)--March 7, 2007--Family Dollar Stores, Inc. (NYSE:FDO) reported that net sales for the four weeks ended March 3, 2007, increased 3.1% to approximately $511.4 million from $496.1 million for the comparable four-week period ended March 4, 2006. Sales increases for the four-week period were the strongest in food; sales of apparel and home products were soft. Comparable store sales for the four-week period ended March 3, 2007, decreased 0.5% when compared with sales for the similar four-week period last year. The Company had 6,319 stores as of March 3, 2007, including 29 new stores opened in the fiscal February period.

    The National Retail Federation ("NRF") monthly sales reporting calendar followed by the Company and widely used in the retail industry included a non-comparative fifth week in the January period this year. Consequently, total sales for the second quarter ended March 3, 2007, include fourteen weeks in the period compared to thirteen weeks in the second quarter of last fiscal year. For comparability purposes, the Company has compared similar calendar periods in both this year and last year in its monthly sales results. Consequently, the Company's reported sales for its fiscal 2006 quarterly periods will differ from the sum of the months reported in monthly sales releases.

                                                            Comparable
                                                              Store
                                  Total Sales   Total Sales   Sales
                                      Change       Change     Change
                        Sales       (Fiscal        (NRF       (NRF
                     (millions)      Period)     Calendar)   Calendar)
                    ------------- ------------- ----------- ----------
February 2007             $511.4           0.8%        3.1%      -0.5%
Second Quarter          $1,947.4          12.2%        4.5%       0.4%
Year-to-date            $3,547.6           9.3%        5.1%       0.6%

    Outlook

    As previously announced, the Company expects to record approximately $12 million during the second quarter for legal, accounting and related expenses incurred in connection with the review of the Company's stock option grant practices. As a result of such previously unplanned expense, the Company currently expects earnings for the fiscal 2007 second quarter will be at or near the low end of the Company's previously provided guidance of $0.58 to $0.64 per share.

    Reflecting that Easter is one week earlier than last year, the Company expects that comparable store sales in the five-week period ending April 7, 2007, will increase 2% to 4% from the similar period in the prior fiscal year.

    First Quarter Earnings Conference Call Information

    Family Dollar plans to announce financial results for the second quarter ended March 3, 2007, on Thursday, March 29, 2007. The Company plans to host a conference call on March 29, 2007, at 10:00 a.m. ET to discuss the results. If you wish to participate, please call 1-888-215-0829 for domestic USA calls and 1-706-634-8796 for international calls at least 10 minutes before the call is scheduled to begin. The conference ID for the conference call is 1681973 and the meeting leader is Ms. Kiley Rawlins. A replay of the call will be available from 12:00 p.m. ET, March 29, 2007, through 5:00 p.m. ET, April 5, 2007, by calling 1-800-642-1687 for domestic USA calls and 1-706-645-9291 for international calls. The conference ID for the replay is 1681973.

    There will also be a live webcast of the conference call that can be accessed at the following link:
http://www.familydollar.com/investors.aspx?p=irhome.

    A replay of the webcast will be available at the same address noted above after 2:00 p.m. ET, March 29, 2007.

    Cautionary Statements

    Certain statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's plans, activities or events which the Company expects will or may occur in the future. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statement. Such risks, uncertainties and other factors include, but are not limited to:

    -- competitive factors and pricing pressures, including energy prices,

    -- changes in economic conditions,

    -- the impact of acts of war or terrorism,

    -- changes in consumer demand and product mix,

    -- unusual weather, natural disasters or pandemic outbreaks that may impact sales and/or operations,

    -- the impact of inflation,

    -- merchandise supply and pricing constraints,

    -- success of merchandising and marketing programs,

    -- the Company's ability to successfully execute its ongoing operational functions,

    -- general transportation or distribution delays or interruptions,

    -- dependence on imports,

    -- changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

    -- success of new store opening programs,

    -- costs and delays associated with building, opening and operating new distribution facilities and stores,

    -- costs and/or failure to achieve results associated with the implementation of programs, systems and technology, including merchandising and supply chain processes, store technology, cooler installations and related food programs, Urban Initiative programs, and real estate expansion goals,

    -- changes in food and energy prices and their impact on consumer spending and the Company's costs,

    -- changes in shrinkage,

    -- the Company's ability to attract and retain employees,

    -- changes in interpretations or applications of accounting principles, or

    -- changes in state or federal laws or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.

    Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under "Cautionary Statement Regarding Forward-Looking Statements" or "Risk Factors" in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed or to be filed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

    About Family Dollar Stores, Inc.

    With more than 6,300 stores in a 44-state area ranging northwest to Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

    CONTACT: Family Dollar Stores, Inc.
             Kiley F. Rawlins, CFA, 704-849-7496
             Divisional Vice President
             http://www.familydollar.com